Exhibit 10.1

September 21,  2016

Mr. Jeffrey M. Farber

Dear Jeff:

I am pleased to confirm the details of our offer of employment to join The Hanover Insurance Group, Inc. (the “Company” or  “The Hanover”). As we discussed, you will join The Hanover on or about October 1, 2016, initially with the title Executive Vice President - Senior Finance Officer, reporting to Mr. Joseph M. Zubretsky, President and Chief Executive Officer of The Hanover. You will have such duties and responsibilities as shall be assigned to you by Mr. Zubretsky. Our expectation is that Mr. Eugene Bullis will continue as Chief Financial Officer until on or about November 4, 2016. Upon the execution and subsequent filing of the Company’s third quarter Form 10-Q with the Securities and Exchange Commission, you will assume the responsibilities and title of Chief Financial Officer. The material terms and conditions of this offer letter are contingent upon approval from the Board of Directors.  The offer is also contingent upon a satisfactory reference and background check. The terms of your employment are as follows:

1.	Base Salary: Effective on the date you commence employment with The Hanover (your “Employment Date”), your salary will be payable in biweekly installments which annualize to $650,000.

2.	Short-Term Incentive Compensation (“STIC”):

2016 STIC Award

You will participate in a tailored 2016 STIC program in accordance with the terms of the plan attached hereto as Exhibit A.

Eligibility for 2017 STIC Award

Your 2017 STIC target award, for which you will be eligible next year, will equal 100% of your base salary.  Actual payouts, however, may range from 0% to 200% of target depending upon your individual performance and The Hanover’s performance against certain pre-established performance criteria approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Terms and Conditions

The terms and conditions of our annual STIC programs are established by the Compensation Committee typically at the regularly scheduled February meeting.  Any STIC payment, including the 2016 STIC award, is contingent upon you being employed at The Hanover at the time the payment is made and is subject to the terms and conditions of the program.

Jeffrey M. Farber

September 21, 2016

3.	Long-Term Incentive Compensation (“LTIC”):

Sign-On LTIC Award

Effective on October 3, 2016, you will receive a one-time sign-on long-term equity incentive award with an estimated grant date fair value of approximately $900,000 (the “Sign-On Award”).  Approximately one-half of the value of the Sign-On Award will be in the form of performance-based restricted stock units (“PBRSUs”) that will vest, if at all, at a level commensurate with the achievement of the performance metric summarized below, on the third anniversary of the grant date.  Actual payouts may range from 0% to 150% of the targeted number of units based upon The Hanover’s relative total shareholder return measured from the grant date through December 31, 2018.  The balance of your Sign-On Award will be granted in the form of stock options (i) having an exercise price equal to the closing price of the Company’s common stock on October 3, 2016, and (ii) that will vest in three approximately equal annual installments commencing on the first anniversary of the grant date.

2017 LTIC Award

For fiscal year 2017, we anticipate that your LTIC equity award will have an estimated grant date fair value of approximately $1,200,000 (the “2017 Award”).  The actual amount, mix, terms and timing of such award will, however, be determined by the Compensation Committee.

The grant of any of the foregoing equity LTIC awards shall be subject to (i) approval by the Compensation Committee; (ii) the terms of The Hanover Insurance Group 2014 Long-Term Incentive Plan; and (iii) the applicable grant agreements.

Retirement: Notwithstanding the foregoing, your 2017 Award, Sign-On Award and any future long-term equity awards will provide for pro-rated vesting of restricted stock units upon Retirement. Additionally, upon Retirement, any then vested stock options shall remain exercisable for a period of three (3) years (but in no event later than the option’s scheduled expiration date). The term “Retirement” as used in herein only, shall have the meaning set forth in the Company’s standard option grant agreement as determined by the Compensation Committee from time to time.

4.

Annual Compensation Review: It is the practice of the Compensation Committee to review, and adjust, if deemed appropriate, the total compensation paid to the Company’s executive officers annually, typically at its regularly scheduled February meeting.  Given the timing of your initial compensation determination, it is not expected that your compensation package will be adjusted until 2018.

Jeffrey M. Farber

September 21, 2016

5.

Relocation: You will be eligible to receive relocation assistance during the first twenty-four months of your employment under The Hanover Insurance Group Executive Relocation Program.  If you voluntarily terminate your employment without “Good Reason” (as defined below), or your employment is terminated by The Hanover for “Cause” (as defined in the Change in Control Plan), within twenty-four (24) months from the start of your relocation process (the “Measurement Period”),  then you will be obligated to repay the unearned portion of such relocation expenses.  The start of the Measurement Period is the date of the first incurred expense by the relocation vendor.   The “unearned portion of such relocation expenses” shall be calculated by subtracting the number of whole months during the Measurement Period you worked from 24, and dividing the resulting difference by 24, and then multiplying the resulting quotient by the total amount of such relocation expenses.

6.

Benefits: You will be eligible to participate in The Hanover’s benefit programs, including, but not limited to, Group Medical, Dental, Life, Short and Long-Term Disability Insurance, The Hanover Insurance Group Retirement Savings Plan, and our Non-Qualified Retirement Savings Plan.  Eligibility for and entitlements to benefits are determined by the terms and conditions of the applicable benefit plans, as they may be amended from time to time.

You will be eligible to earn four (4) weeks of vacation annually.

You will be eligible to participate in the financial planning and matching gifts programs currently available to other senior executives.

7.	Severance Protection:

Change in Control

You will be eligible to participate in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Change in Control Plan”), in accordance with the terms thereof, as an “Executive Tier Participant” with a 2X “Multiplier” but without a Section 280G excise tax “gross up” and on a “best net” basis instead.  Participation in the Change in Control Plan requires agreement to certain non-solicitation, non-interference, confidentiality and other covenants as set forth in the plan, which are applicable whether or not such benefits become available, and no benefits shall be payable unless the Company receives a waiver and release and other terms and conditions of the Change in Control Plan are satisfied.

Jeffrey M. Farber

September 21, 2016

Other Involuntary Termination

If (i) your employment with The Hanover is involuntarily terminated, other than in connection with your death, disability, a “Change in Control” or for “Cause” (as such terms are defined in Change in Control Plan), or (ii) you voluntarily terminate your employment for “Good Reason” (as defined below), you will be eligible to receive a cash severance payment (the “Severance Payment”) equal to 2.0 times your then current annual base salary.    Additionally, to the extent unvested, you will continue to vest in any long-term equity incentive awards for one (1) year following your termination, but in no event may vesting extend beyond the award’s expiration date in the case of stock option awards.

The Severance Payment will be payable in a single lump sum payment to be paid on a date that is sixty days after your termination of employment; provided that you execute and return to the Company a separation agreement that is acceptable to the Company (the “Separation Agreement”) and is irrevocable by the payment date.  The Separation Agreement will contain a full release and non-disparagement provision, along with such other terms acceptable to the Company.

For purposes of this letter, the term “Good Reason” shall mean the occurrence, without your express written consent, of any of the following (i) any material and adverse change in your duties or responsibilities that result in you no longer reporting directly to the Chief Executive Officer of the Company; (ii) a reduction in your current rate of annual base salary; (iii) a reduction in your current annual short-term incentive compensation plan target award opportunity (but excluding the conversion of any cash incentive arrangement, in whole or in part, into an equity incentive arrangement of commensurate target value or vice versa); or (iv) any requirement that you relocate to an office more than 35 miles from the corporate headquarters in Worcester, MA.  Notwithstanding the foregoing with respect to subsection (iii) above, a  reduction to your target annual short-term incentive compensation opportunity of less than 10% shall not be deemed “Good Reason” if such reductions are applied to all management personnel in comparable positions at the Company.

In the event you believe that a “Good Reason” event has been triggered, you must give the Company written notice within 30 days of the occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify your basis for determining that “Good Reason” has been triggered.  The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice.

8.

Chaucer Board Membership:  It is anticipated that you will be elected as an Executive Director to the Chaucer board, subject to required approvals (e.g., Prudential Regulation Authority in U.K.).  In such event, you will be eligible to receive an annual Chaucer board fee (currently £20,000) paid in arrears.  Any fees associated with 2016 services will be prorated based on number of regularly scheduled meetings attended.

Jeffrey M. Farber

September 21, 2016

9.

Covenants and Other Agreements:  The Hanover has certain conditions to employment which apply to all of its officers and senior employees.  Accordingly, as a condition of your employment with the Company, you agree that you will (i) not, directly or indirectly, during the term of your employment with The Hanover, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with The Hanover’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (ii) at all times, neither disclose any of The Hanover’s confidential or proprietary information to any third party, nor use such information for any purpose other than for the benefit of The Hanover and in accordance with Hanover policy; (iii) not, during the term of your employment with The Hanover, and for a period of one year thereafter, interfere with or seek to interfere with, The Hanover’s relationships with any of its policyholders, customers, clients, agents or vendors; and (iv) at all times, comply with The Hanover’s Code of Conduct and other policies and procedures as in effect from time to time. For the purposes of this provision, “confidential” or “proprietary” information shall include any information concerning the business, prospects, and goodwill of The Hanover including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by The Hanover including, without limitation, any agent or vendor information, client information, potential agent or client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insured’s lists or compensation information, except to the extent such information is otherwise legally and publicly available.

10.

Representations and Other Considerations:  Please be advised that to the extent you are subject to any employment or contractual obligations to prior employer(s), the Company expects you to comply with such obligations and to inform the Company accordingly. The Hanover respects its competitors’ trade secrets and confidential information.  Please do not bring with you any confidential information or proprietary information from any of your prior employers, and please do not use such information at any time, in any way, during the course of your employment with The Hanover.

You represent that you have provided The Hanover with copies of any agreement or employment policies, including any code of conduct or similar policies, that may set forth any continuing obligations to such prior employer(s), and that you are not aware of any agreement or employment policy of any kind that will prevent you from fulfilling, or that in any way could interfere or adversely affect your ability to fulfill, your responsibilities to The Hanover in the capacities contemplated. You represent that you have no reason to believe that any regulatory authority in the U.S., United Kingdom, European Union, or elsewhere, including, but not limited to the U.S. Securities and Exchange Commission, various state departments of insurance, the U.K. Financial Conduct Authority and the U.K. Prudential Regulatory Authority, would object to you becoming an officer and director of The Hanover or of any of its insurance and non-insurance subsidiaries.  You also represent that you are not aware of any other impediment to your ability to fulfill the responsibilities contemplated as Executive Vice President, Chief Financial Officer and Principal Accounting Officer of  The Hanover or any of its subsidiaries.

Jeffrey M. Farber

September 21, 2016

11.	Miscellaneous:

Electronic Payment: As a condition of employment, all employees are paid through Electronic Funds Transfer (EFT).

Employment Eligibility: Under the Federal immigration law, you will be required to complete an I-9 form verifying your employment eligibility in the United States on or prior to your Employment Date.  We will provide you with a list of acceptable forms of documentation.

At-Will Employment Relationship: This offer letter briefly summarizes some of the terms and conditions of your employment.  This letter is not and should not be construed as an employment contract.  Employment at The Hanover is at-will.  This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

Entire Agreement; Governing Law: This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  This letter agreement and your employment relationship shall be governed by the laws of Massachusetts, without regard to the law of conflicts.

Company Policies: You shall be subject to the Company’s policies as in effect from time to time, including stock ownership guidelines applicable to executive officers, Insider Trading Policy, Policy Regarding Recoupment of Formulae-Based Performance Compensation, and policies relating to hedging and pledging of securities linked to The Hanover.

Withholding:  All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Definitions: The terms the “Company” and “The Hanover” shall include, depending on the context, the direct and indirect subsidiaries of The Hanover Insurance Group, Inc.

Jeff, we are truly excited about your decision to join The Hanover and look forward to our future together.

Jeffrey M. Farber

September 21, 2016

Very truly yours,

/s/ Christine Bilotti-Peterson

_________________________________

Christine Bilotti-Peterson

Chief Human Resources Officer

_________________________________

Accepted and Agreed:

/s/ Jeffrey M. Farber

______________________

Name: Jeffrey M. Farber

Date: September 21, 2016

Jeffrey M. Farber

September 21, 2016

Exhibit A

2016 Annual Short-Term

Incentive Compensation Plan

The award payable under this program will equal the lesser of (i) 1.0% of The Hanover’s pre-tax operating income, before interest expense on debt and as adjusted to exclude the impact of catastrophes, measured over the three (3) month period ending on December 31, 2016, as reported on the Company’s financial statements as filed with the Securities and Exchange Commission on a Form 8-K (including as a cover to the year-end earnings press release) or Form 10-K;  or (ii) 50% of your 2016 annualized base salary. Provided you remain employed by the Company on the payment date, such award will be paid in March 2017 at such time as 2016 STIC awards are payable to other executives of the Company.